Exhibit 5.12

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square, Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
troutman.com

July 17, 2023

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, Pennsylvania 19087

RE:	Post- Effective Amendment No. 1 to Registration Statement on Form S-8 (File Nos. 333-193735, 333-195957, 333-201672, 333-208948, 333-215421, 333-222471, 333-229161, 333-235942, 333-252350, 333-262377 and 333-269396)

Ladies and Gentlemen:

We have acted as counsel to Trevena, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File Nos. 333-193735, 333-195957, 333-201672, 333-208948, 333-215421, 333-222471, 333-229161, 333-235942, 333-252350, 333-262377 and 333-269396) (the “Post-Effective Amendment”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register certain shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), which may be issued by the Company from time to time pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), which Shares were originally authorized for issuance under the Trevena, Inc. 2013 Equity Incentive Plan (as amended, the “Former Plan,” and together with the 2023 Plan, the “Plans”). The maximum number of such Shares is 884,043, as further described in the “Explanatory Note” to the Post-Effective Amendment.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. No opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendment or the related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined originals or copies of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, including the Plans, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

July 17, 2023

In connection herewith, we have assumed that (i) all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, (ii) all of the signatories to the documents referred to in this opinion letter have been duly authorized, and (iii) all of the parties to the documents referred to in this opinion letter are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We do not purport to express an opinion on any laws other than the laws of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued and sold by the Company as contemplated by the 2023 Plan, assuming in each case that the individual issuances, grants or awards under the 2023 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2023 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be legally and validly issued, fully paid and nonassessable.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. We also consent to your filing copies of this opinion as an exhibit to the Post-Effective Amendment with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP